Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-189577, 333-179453, 333-177306, 333-172031 and 333-197657 on Form S-8 of our reports dated March 16, 2015, relating to the 2014 and 2013 consolidated financial statements of NeoPhotonics Corporation and subsidiaries (the “Company”)  and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2014, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2014.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

March 16, 2015